Exhibit 99.1

Amylin Pharmaceuticals CEO to Provide Corporate Update at JPMorgan Healthcare Conference

SAN FRANCISCO, Jan. 12 /PRNewswire-FirstCall/ — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) will be giving a corporate presentation this morning at 10:00 a.m. PST at the JPMorgan Healthcare conference in San Francisco, California. The presentation, to be given by Ginger L. Graham, President and CEO, will include updates on Amylin’s current development programs and will outline the company’s corporate goals for 2004. Following the presentation, there will be a breakout session for conference attendees to pose questions to management. Both the presentation and the breakout session will be webcast live, and recordings will be made available following the events. The webcasts and recordings will be accessible through Amylin’s corporate website, www.amylin.com.

Amylin will also be webcasting its own question and answer session with analysts and investors attending the JPMorgan conference on Tuesday evening starting at 6:00 p.m. PST. This webcast will also be made available at www.amylin.com.

This morning’s presentation will cover the following:

SYMLIN(R) (pramlintide acetate) is a first-in-class drug candidate being studied for the treatment of type 1 and insulin-using type 2 diabetes. As previously reported, Amylin received a second approvable letter from the FDA in December 2003 which requested additional clinical data. Discussions with the FDA to identify specific requirements for approval are underway. Amylin has the capabilities in place to launch SYMLIN(R), pending approval by the FDA, including manufacturing, distribution and customer support arrangements. A sales force of fifty people and supporting field network was deployed last year and continues to co-promote Eli Lilly and Company’s Humatrope(R).

Exenatide is a first-in-class compound being developed in a global collaboration with Eli Lilly and Company for the treatment of type 2 diabetes. Amylin will be presenting data from an exenatide open-label study which demonstrated an average reduction in A1C of 1.2% at 52 weeks (N=52), with 46 percent of the patients achieving an A1C of 7 percent or less. A reduction in mean body weight of approximately 8 pounds at 52 weeks was observed in this study. The adverse event profile observed in these subjects is consistent with previously reported data. Ms. Graham will also present data from the combined open-label extensions of the three AMIGO pivotal trials completed last year showing a 1.2% reduction in A1C (N=162) with 50 percent of patients treated for 52 weeks achieving an A1C of 7 percent or less. A reduction in mean body weight of approximately 8 pounds was also observed in the AMIGO extensions at 52 weeks. All patients in the studies being discussed this morning received 10 micrograms of exenatide twice a day. The submission of the exenatide New Drug Application (NDA) to the FDA is planned for mid-2004.

A new clinical study of exenatide has been initiated in conjunction with the National Institutes of Diabetes and Digestive Kidney Diseases (NIDDK), a division of the National Institutes of Health (NIH). The 20-month exploratory study will examine exenatide’s ability to improve residual beta cell function in people with type 1 diabetes.

Exenatide LAR is a long-acting release formulation of exenatide being developed with Alkermes, Inc. and Lilly. The clinical work conducted in 2003 resulted in the selection of a formulation that offers the potential for once a week to once a month dosing. A Phase 2 dose-proportionality study is planned for initiation in the first quarter of 2004 with results expected in the second half of the year.

An update will also be provided on Amylin’s drug candidate for congestive heart failure, AC2592 (GLP-1). The Company plans to submit an Investigational New Drug application (IND) to the FDA and initiate a Phase 2 study in the second half of 2004.

Amylin’s development programs for obesity will also be introduced. The company submitted an Investigational New Drug application (IND) for AC162352 (PYY 3-36) in late December, and plans to initiate its first Phase 1 study of this compound in the first quarter of this year. Also to be noted this morning will be the initiation of a new obesity development program using AC137 (pramlintide acetate). Amylin plans to initiate a Phase 2 study using AC137 in the first quarter of 2004 with data expected in the second half of the year.

Amylin’s major accomplishments for 2003 included:

•  SYMLIN(R) - Dose-titration study completed and data reported

•  SYMLIN(R) - NDA resubmission to FDA

•  AC2592 (GLP-1) - Phase 2 data reported

•  Exenatide - Phase 3 pivotal trials completed

•  Exenatide LAR - Additional studies initiated

•  AC162352 (PYY 3-36) - IND submitted to FDA

Amylin estimates that at the end of 2003 it held approximately $270 million in cash and that its cash used for operations for the 2003 fiscal year was approximately $150 million. These amounts include a $35 million development milestone received from Lilly in December related to the global collaboration on exenatide. Complete financial results for the fourth quarter and the fiscal year ended December 31, 2003 are planned for release on February, 24, 2004.

The presentation at the JPMorgan conference and the following breakout session, as well as Amylin’s discussion with analysts and investors on Tuesday night, will be webcast separately, and recordings will be made available following the events. The webcasts and the recordings will be accessible through Amylin’s corporate website, located at www.amylin.com. To access the live webcasts, please log on to Amylin’s site approximately fifteen minutes prior to the presentation to register and download any necessary audio software.

Schedule of webcasts:

JPMorgan presentation	Monday, January 12 @ 10:00 a.m. PST
JPMorgan breakout session	Monday, January 12 @ 10:30 a.m. PST
Amylin event	Tuesday, January 13 @ 6:00 p.m. PST

Amylin Pharmaceuticals is committed to improving the lives of people with diabetes and other metabolic diseases through the discovery, development and commercialization of innovative, cost-effective medicines. Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The company’s actual results could differ materially from those forward-looking statements discussed in this press release due to a number of risks and uncertainties, including risks and uncertainties that existing SYMLIN and exenatide clinical data may not be satisfactory to the FDA, risks and uncertainties in the FDA’s review process generally, risks and uncertainties that approval by the FDA, if any, may be withheld, delayed and/or limited by indications or other label limitations, risks and uncertainties in the actual timing of development activities, risks and uncertainties that current and/or future clinical trials will confirm results from previous studies, risks and uncertainties regarding the drug discovery and development process, and uncertainties regarding the company’s ongoing clinical studies of its drug candidates, including SYMLIN(R), exenatide and exenatide LAR. Additional risks and uncertainties are described more fully in the company’s most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Risk Factors”, its Quarterly Reports on Form 10-Q and its recently filed registration statement on Form S-3 (#333-111086).

SOURCE Amylin Pharmaceuticals, Inc.

-0- 01/12/2004

/CONTACT:
Mark G. Foletta, Vice President Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., +1-858-552-2200/

/Web site: http://www.amylin.com / (AMLN)

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Amylin Pharmaceuticals, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.